Exhibit (h)(2)(vi)

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

Premier Multi-Series VIT

1633 Broadway

New York, NY 10019

March 22, 2016

Allianz Global Investors Fund Management LLC

1633 Broadway

New York, NY 10019

Ladies and Gentlemen:

Premier Multi-Series VIT, a Massachusetts business trust (the “Trust”), and Allianz Global Investors Fund Management LLC, a Delaware limited liability company (the “Manager”), previously entered into an Expense Limitation Agreement, dated as of August 27, 2012 (as amended and supplemented, the “Prior Agreement”). This Amended and Restated Expense Limitation Agreement (the “Agreement”), dated as of March 22, 2016, amends and restates the Prior Agreement, in its entirety:

1. The Trust is an open-end management investment company that has multiple separate investment portfolios. This Agreement shall cover the existing investment portfolios and each investment portfolio established by the Trust after the effective date of this Agreement that the Trust and the Manager agree shall be covered by this Agreement (each investment portfolio covered by this Agreement, a “Portfolio”). The Portfolios are listed on Schedule A, which Schedule may be amended or supplemented from time to time, including for purposes of adding additional Portfolios.

2. Pursuant to an Investment Management Agreement between the Trust and the Manager, dated as of August 27, 2012 (as from time to time in effect, the “Management Agreement”), the Trust has retained or will retain the Manager to provide the Trust and each Portfolio, and each Portfolio’s shareholders, with investment management and other services.

3. This Agreement separates the Portfolios into two groups as designated on Schedule A. Category 1 encompasses those Portfolios for which Underlying Fund Expenses (as defined below) are excluded from the expense limits established by this Agreement. Category 2 encompasses those Portfolios for which Underlying Fund Expenses are included in the expense limits established by this Agreement. The terms set forth below in paragraph 4 and paragraph 5 should be applied to each Portfolio according to its respective category specified on Schedule A.

4. Category 1. With respect to each class of shares (each a “Class”) of each Portfolio included in Category 1 on Schedule A, as used in this Agreement:

(a) “Attributable Class Expenses” means the Portfolio’s actual operating expenses, including organizational expenses, that are attributable to the Class other than interest, taxes, extraordinary expenses, custodial credits, transfer agency credits, expense offset arrangements and Underlying Fund Expenses (each expressed as a percentage of average daily net assets), prior to any waiver, reduction or reimbursement by the Manager under this Agreement, but after any waiver, reduction or reimbursement by the Manager under any other agreement, including, without limitation, any management fee waiver agreement;

(b) “Effective Class Expenses” means the Portfolio’s actual operating expenses, including organizational expenses, that are paid by the Class, other than interest, taxes, extraordinary expenses, custodial credits, transfer agency credits, expense offset arrangements and Underlying Fund Expenses (each expressed as a percentage of average daily net assets), after any waiver, reduction or reimbursement by the Manager under this Agreement, or under any other agreement, including, without limitation, any management fee waiver agreement;

(c) “Expense Limit” means the percentage listed for each Class of the Portfolio under “Expense Limit” in Schedule A, plus 0.0049% (expressed as a percentage of average daily net assets).

(d) “Annual Excess Amount” means the extent to which the annual Attributable Class Expenses of the Class for a fiscal year (or portion thereof if the Portfolio was added to this Agreement during the course of such fiscal year) exceed the Expense Limit for that Class; and

(e) “Underlying Fund Expenses” means any fees and expenses incurred indirectly by the Class of the Portfolio as a result of investment by the Portfolio in shares of one or more “investment companies” (within the meaning of the 1940 Act (defined below)) or entities that would be “investment companies” but for the exceptions from that definition provided for in sections 3(c)(1) and 3(c)(7) of the 1940 Act. (“Underlying Funds”).

5. Category 2. With respect to each Class of each Portfolio included in Category 2 on Schedule A, as used in this Agreement:

(a) “Attributable Class Expenses” means the Portfolio’s actual operating expenses, including organizational expenses, that are attributable to the Class, other than interest, taxes, extraordinary expenses, custodial credits, transfer agency credits and expense offset arrangements, plus the Portfolio’s Underlying Fund Expenses that are attributable to the Class (in each case expressed as a percentage of average daily net assets), prior to any waiver, reduction or reimbursement by the Manager under this Agreement;

(b) “Effective Class Expenses” means the Portfolio’s actual operating expenses, including organizational expenses, that are paid by the Class, other than interest, taxes, extraordinary expenses, custodial credits, transfer agency credits and expense offset arrangements, plus the Portfolio’s Underlying Fund Expenses that are attributable to the Class (in each case expressed as a percentage of average daily net assets), after any waiver, reduction or reimbursement by the Manager under this Agreement, or under any other agreement, including, without limitation, any advisory or administrative fee waiver agreement;

(c) “Expense Limit” means the percentage listed for each Class of the Portfolio under “Expense Limit” in Schedule A, plus 0.0049% (expressed as a percentage of average daily net assets);

(d) “Annual Excess Amount” means the extent to which the annual Attributable Class Expenses of the Class for a fiscal year (or portion thereof if the Portfolio was added to this Agreement during the course of such fiscal year) exceed the Expense Limit for that Class; and

(e) “Underlying Fund Expenses” means any fees and expenses estimated (in accordance with paragraph 6 below) to have been incurred indirectly by the Class of the Portfolio as a result of investment by the Portfolio in shares of one or more “investment companies” (within the meaning of the 1940 Act (defined below)) or entities that would be “investment companies” but for the exceptions from that definition provided for in sections 3(c)(1) and 3(c)(7) of the 1940 Act.

6. At the end of each fiscal quarter of each Portfolio included in Category 2 on Schedule A, an estimate of the Underlying Fund Expenses of the Portfolio for such fiscal quarter shall be calculated in accordance with the formula and related instructions for determining “Acquired Fund Fees and Expenses” as set forth in Form N-lA, except that only information from such quarter shall be used in the calculation.

7. Each month, the Attributable Class Expenses of each Class of each Portfolio for such month shall be annualized as of the last day of the month. For each Portfolio included in Category 2 on Schedule A, Attributable Class Expenses shall include Underlying Fund Expenses determined for the most recent quarter as described in Section 6 (on an annualized basis). Until the Expense Limitation Expiration Date of such Portfolio as specified in Schedule A, if such annualized Attributable Class Expenses exceed the Expense Limit of a Class, the Manager shall waive, reduce or reimburse the management fee it is entitled to receive from that Class under the Management Agreement or otherwise reimburse Portfolio expenses for that month by an amount such that the annualized Effective Class Expenses of such Class for such month equal the Expense Limit.

8. Until the Recoupment Period Expiration Date of each Portfolio as specified in Schedule A, if in any month during which the Management Agreement is in effect, the annualized Attributable Class Expenses of a particular Class of such Portfolio are less than the Expense Limit of such Class, the Manager will be entitled to reimbursement by such Class of any or all management fees previously waived, reduced or reimbursed by the Manager or other expenses reimbursed with respect to that Class (the “Aggregate Class Reimbursement Amount”) pursuant to this Agreement during the then-current fiscal year or any of the three preceding fiscal years and not subsequently reimbursed to the Manager pursuant to this paragraph, to the extent that the Attributable Class Expenses of that Class of the Portfolio for such month plus the amount so reimbursed, when annualized, does not exceed the Expense Limit of that Class; provided, however, that the amount of any such reimbursement shall in no event exceed the Aggregate Class Reimbursement Amount of that Class of the Portfolio. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Manager will cease to be entitled to reimbursement for any amount waived, reduced or reimbursed by it following the last day of the applicable Portfolio’s third fiscal year ending after the fiscal year in which such amount was waived, reduced or reimbursed. Amounts eligible for recoupment by the Manager will be deemed reimbursed in the order in which amounts were waived, reduced or reimbursed by the Manager, including with regard to any extension of the Recoupment Period Expiration Date.

9. As necessary, and subject to any reimbursements made to the Manager pursuant to paragraph 8 above, on or before the last day of the first month of each fiscal year of each Portfolio, an adjustment payment shall be made by the Manager or the relevant Class of the Portfolio such that the amount of the management fees or other expenses waived, reduced or reimbursed by the Manager pursuant to this Agreement with respect to such Class of the Portfolio during the previous fiscal year shall equal the Annual Excess Amount, if any, for such previous fiscal year.

10. This Agreement has an initial term through April 30, 2017. In addition, this Agreement may be terminated by the Trust upon ninety (90) days’ prior written notice to the Manager at its principal place of business. Any recoupment obligations incurred by a Portfolio pursuant to paragraph 8 above will survive termination of this Agreement until the applicable Recoupment Period Expiration Date.

11. Nothing herein contained shall be deemed to require the Trust or the Portfolios to take any action contrary to the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended or supplemented from time to time (the “Declaration of Trust”) or Amended and Restated Bylaws, as amended or supplemented from time to time (the “Bylaws”), or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or that relieves or deprives the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Portfolios.

12. Any term or provision of this Agreement, including but not limited to the management fee, the computations of net asset values and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”), has the same meaning as in the Management Agreement and the 1940 Act, as applicable, and any question of interpretation of such term or provision will be resolved by reference to the Management Agreement and the 1940 Act, as applicable.

13. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

14. A copy of the Trust’s Declaration of Trust is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of each Portfolio.

If the foregoing correctly sets forth the agreement between the Trust and the Manager, please so indicate by signing and returning to the Manager the enclosed copy hereof.

Very truly yours,

PREMIER MULTI-SERIES VIT

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Chairman—Management Board

[Signature Page to Expense Limitation Agreement]

SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT

FOR PREMIER MULTI-SERIES VIT

Portfolio Name	Category*	Share Class	Expense Limit	Expense Limit Expiration Date	Recoupment Period Expiration Date
NFJ Dividend Value Portfolio	1	N/A**	1.00%	4/30/17	12/31/20
RCM Dynamic Multi-Asset Plus VIT Portfolio	2	N/A**	1.20%	4/30/17	12/31/20

*	As set forth in paragraph 4, Category 1 designates Portfolios for which Underlying Fund Expenses, among other types of expenses, are excluded from Attributable Class Expenses and Effective Class Expenses. As set forth in paragraph 5, Category 2 designates Portfolios for which Underlying Fund Expenses, among other types of expenses, are included in Attributable Class Expenses and Effective Class Expenses.
**	The Portfolios currently offer a single share class.

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Schedule A to the Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, on this 22nd day of March, 2016.

PREMIER MULTI-SERIES VIT

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Chairman—Management Board

[Signature Page to Schedule A to Expense Limitation Agreement]